UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 12, 2014

IRONSTONE GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

95-2829956

(IRS Employer Identification No.)

909 Montgomery Street, 3rd Floor San Francisco, CA	94133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(415) 551-3260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

On September 12, 2014, the board of directors (the "Board") of Ironstone Group, Inc. (the "Company"), appointed Eugene Yates Chief Financial Officer of the Company.

Mr. Yates is a partner and Chief Financial Officer at WR Hambrecht + Co. Before joining WR Hambrecht + Co., Mr. Yates spent three years as a financial consultant in the asset management and commercial banking industries. From 2006 to 2011, Mr. Yates served as Chief Financial Officer of Wells Fargo Securities, LLC. From 1998 to 2006, Mr. Yates was Vice President of Fixed Income Finance and Director of Regulatory Reporting for Charles Schwab & Co. Earlier in his career Mr. Yates spent four years as a Senior Manager of Finance for Cedel, a cross-border securities clearing house in Luxembourg. Mr. Yates is a Certified Public Accountant and holds a B.S. degree in Business Administration from the University of Southern California.

None of the entities described above is a parent, subsidiary or other affiliate of the Company.

No arrangement or understanding exists between Mr. Yates and any other person pursuant to which Mr. Yates was appointed as an executive officer of the Company. Mr. Yates is not related to any director or other executive officer of the Company.

The Company has not entered into any compensation arrangements with Mr. Yates.

New Director

On September 12, 2014, the Board elected Elizabeth Hambrecht, the former Chief Financial Officer of the Company, to serve as a director of the Company, effective immediately. Ms. Hambrecht will be compensated for services as a director consistent with the Company's compensation policies for directors generally. A discussion of the Company's director compensation arrangements is included under the heading "Compensation of Directors" in Item 11 of the Company's Form 10-K annual report, filed with the Securities and Exchange Commission on April 15, 2014 (the "2013 10-K"), and is incorporated by reference into this report. A description of certain relationships between Ms. Hambrecht and the Company is included in Item 13 of the 2013 10-K and is incorporated by reference into this report.

Resignation of Chief Financial Officer

Ms. Hambrecht resigned as the Company's Chief Financial Officer on September 12, 2014, effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 12, 2014